Exhibit 99.1

FOR IMMEDIATE RELEASE

January 17, 2007

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports Fourth Quarter And Year-End Results

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 119-year-old IBERIABANK (http://www.iberiabank.com), announced earnings of $8.9 million for the quarter ended December 31, 2006, up 13% compared to the same period in 2005. The Company reported fully diluted earnings per share (“EPS”) of $0.87 for the fourth quarter of 2006, up 9% compared to $0.80 in the same quarter of 2005. The reported EPS of $0.87 includes merger-related costs and the cost of carrying merger-related financing totaling $0.04 per fully diluted share. Excluding these merger-related costs, the adjusted EPS figure rounds to $0.92, which approximates the consensus analyst estimate.

Highlights For The Quarter Ended December 31, 2006

•	Loans. Average loans increased $115 million, or 5%, between the third and fourth quarters of 2006 (a “linked quarter basis.”) On a period-end basis, loans climbed $61 million, or 3%, between September 30, 2006 and December 31, 2006. The period-end balances were impacted due to the portfolio sales of $30.4 million in mortgage loans near the end of the fourth quarter. Over the last year, loans outstanding at period end increased $315 million, or 16%.

•	Deposits. Average deposits climbed $54 million, or 2%, between the third and fourth quarters of 2006. Period-end deposits increased $17 million, or 1%, between September 30, 2006 and December 31, 2006. Period-end deposits increased $180 million, or 8%, over the one-year time frame ended December 31, 2006.

•	Asset quality. Annualized net charge-offs equated to 0.02% of average loans in the fourth quarter of 2006, compared to 0.01% or 0.02% in each of the three preceding quarters in 2006. Total nonperforming assets (“NPAs”) declined to 0.16% of total assets at December 31, 2006, compared to 0.19% at September 30, 2006.

•	Branches. The Company opened a traditional branch office in the River Ranch neighborhood in Lafayette during the fourth quarter of 2006. In addition, two traditional branch offices are scheduled to open in a few weeks on Highland Road in Baton Rouge and in Covington, Louisiana. By the end of January 2007, a total of 12 new branch offices will have been opened under the Company’s branch expansion initiative. The estimated net after-tax cost of the branch expansion initiative was $0.06 per diluted share in the fourth quarter of 2006, compared to $0.05 per diluted share in the third quarter of 2006, and in line with prior estimates.

•	Acquisitions. The Company has received all regulatory approvals for the pending Pocahontas and Pulaski acquisitions and anticipates closing both transactions within the next three weeks. Branch and systems conversions associated with these transactions are scheduled to be completed within the next three months.

•	Other. During the quarter just completed, the Company recorded a $3.9 million pre-tax negative loan loss provision as a result of improvements in Hurricane Katrina-related credits and the Company’s favorable asset quality position. Also during the fourth quarter of 2006, the Company recorded $3.9 million in losses on the sale of investments ($1.8 million), sale of mortgage loans ($1.1 million), and the retirement of short-term and long-term Federal Home Loan Bank (“FHLB”) debt ($1.0 million). As discussed later in this release, these actions were taken in anticipation of improving future earnings of the Company.

Balance Sheet And Yields

Total assets climbed to $3.2 billion, deposits were $2.4 billion and loans were $2.2 billion at December 31, 2006; increases of 3%, 1%, and 3%, respectively, compared to September 30, 2006.

Total loan growth increased $61 million, or 3%, compared to September 30, 2006. During the period, commercial loans climbed $87 million, or 8%, residential mortgage loans decreased $41 million, or 9% due to a significant loan sale, and construction loans grew $7 million, or 18%. Construction loans accounted for only 2% of total loans and only 15% of total regulatory capital at December 31, 2006. Consumer loans increased $7 million, or 1%, during the fourth quarter. The reported yield on average loans decreased 25 basis points on a linked quarter basis, and was up one basis point excluding the accelerated loan discount recorded in the third quarter.

Average investment portfolio volume decreased $11 million on a linked quarter basis to $608 million. On a period-end basis, the investment portfolio declined further to $581 million at December 31, 2006. The investment portfolio equated to 18% of total assets, down from 19% at September 30, 2006. The Company’s investment portfolio shortened significantly during the quarter. At December 31, 2006, the portfolio had a modified duration of 2.6 years, compared to 3.1 years at September 30, 2006. The Company’s investment portfolio has very limited extension risk. At current projected speeds, the portfolio is expected to generate approximately $252 million in cash flows, or about 43% of the portfolio, over the next 24 months. The portfolio had an unrealized loss of approximately $5 million at December 31, 2006, compared to an unrealized loss of approximately $10 million at September 30, 2006 and a loss of $20 million at June 30, 2006. The average yield on investment securities increased 6 basis points on a linked quarter basis.

The Company continued to experience good deposit growth for the sixth consecutive quarter. Average deposits grew $54 million, or 2%, on a linked quarter basis. The cost of interest bearing liabilities in the fourth quarter of 2006 was 3.48%, an increase of 23 basis points on a linked quarter basis. The primary reasons for the elevated interest expense structure were a change in the mix of deposits and competitive pricing pressures. Average noninterest bearing deposits increased $8 million, or 2%, on a linked quarter basis.

Operating Results

Tax-equivalent net interest income decreased $1.4 million, and the tax-equivalent margin declined 34 basis points on a linked quarter basis, to 3.20% in the fourth quarter of 2006. As disclosed in the Company’s third quarter earnings release, tax-equivalent net interest income and margin were augmented in the third quarter of 2006 by two factors. First, the Company accelerated accretion of a loan discount resulted in a $1.4 million increase in net interest income and a 20 basis point margin benefit. Second, a change in the accounting method for Statement of Financial Accounting Standards 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”) resulted in $0.4 million decrease in net interest income and a five basis point margin detriment. Exclusive of these two factors, tax-equivalent net interest income decreased $0.4 million, or 2%, and the margin decreased 19 basis points on a linked quarter basis. The margin for the month of December 2006 was 3.22%.

Reported And Adjusted Yields/Rates

	1Q05	2Q05	3Q05	4Q05	1Q06	2Q06	3Q06	4Q06
Reported Earning Asset Yield	5.39%	5.51%	5.61%	5.73%	5.86%	5.95%	6.35%	6.20%
- Loan Discount Accretion	—	—	—	—	—	—	-0.19%	—

Adjusted Earning Asset Yield	5.39%	5.51%	5.61%	5.73%	5.86%	5.95%	6.16%	6.20%

Reported Margin	3.56%	3.54%	3.47%	3.57%	3.53%	3.44%	3.54%	3.20%
- Loan Discount Accretion	—	—	—	—	—	—	-0.20%	—
+ Net Cash Swaps (SFAS 133)	—	—	—	—	—	—	0.05%	—

Adjusted Margin	3.56%	3.54%	3.47%	3.57%	3.53%	3.44%	3.39%	3.20%

Noninterest income in the fourth quarter of 2006 decreased $2.6 million, or 36%, on a linked quarter basis due to a variety of factors. These factors included the impact of SFAS 133 and losses incurred on the sale of investments and loans.

The Company recorded adjustments as a result of revising its method of accounting under SFAS 133 for interest rate swaps associated with trust preferred securities. In the third quarter of 2006, the Company recorded a gain on derivative swaps of $0.9 million and net cash settlements on swaps totaling $0.4 million, or a positive impact on noninterest income of $1.3 million due to SFAS 133. By comparison, the SFAS 133 impact on noninterest income was a positive $0.1 million in the fourth quarter of 2006.

Late in the fourth quarter of 2006, the Company sold $51.5 million in investment securities and $30.4 million in mortgage loans and prepaid FHLB debt totaling $11.4 million. In association with the investment sale, the Company recorded a $1.8 million pre-tax loss on the sale of the securities, or $0.12 per diluted share on an after-tax basis. The investment securities sold had a weighted average life of 3.6 years and a weighted average yield of 4.15%. Similar sales of investment securities were recorded in the second quarter of 2006 totaling $42 million with a reported $1.4 million loss, or $0.09 per diluted share on an after-tax basis, and in the third quarter of 2006 investment sales totaling $16 million with a reported loss of $0.9 million, or $0.06 per fully diluted share on an after-tax basis.

The Company entered into an agreement to sell a $30.4 million mortgage loan portfolio and recorded a $1.1 million pre-tax loss on the sale of the loans, or $0.07 per diluted share on an after-tax basis. These loans had a weighted average life of 27.5 years and a weighted average yield of 4.57%. Exclusive of the loan portfolio sales, the Company’s recurring residential mortgage loan production sale gains increased 37% on a linked quarter basis, to $0.6 million. The volume of mortgage loan originations totaled $64 million in the fourth quarter of 2006, down 10% compared to the third quarter of 2006. Under its recurring secondary market sale programs, the Company sold into the secondary market during the fourth quarter of 2006 $52 million in residential mortgage loans, up 24% on a linked quarter basis. Unlike many competitors, the Company does not originate and portfolio exotic retail mortgage products, such as negative amortization and option ARMs.

Noninterest income improved $0.6 million, or 8%, on a linked quarter basis exclusive of SFAS 133, the sale of investments and the mortgage loan portfolio sale mentioned above. During this period, service charges on deposit accounts and ATM/debit cards improved slightly, while brokerage and annuity sales increased $0.4 million, or 41%.

Noninterest expenses decreased $0.6 million, or 3% on a linked quarter basis. Occupancy and equipment expense remained flat, despite the addition of new branches. A reduction in shares tax offset higher advertising and business development costs during the fourth quarter of 2006.

During the fourth quarter, the Company incurred costs on the retirement of FHLB advances. The Company paid off $11.4 million of FHLB advances and recorded a $1.0 million associated pre-tax expense, equal to $0.06 per diluted share on an after-tax basis. The FHLB advances had a weighted average life of 4.5 years and a yield of 6.74%, compared to overnight funding costs of 5.33%. The expense incurred in the retirement of debt in the fourth quarter of 2006 is accounted for in the line item “Other Expense.”

The Company incurred $0.2 million in pre-tax merger-related costs during the fourth quarter of 2006, which is accounted for in the line item “Other Expense”, and approximated the level incurred in the third quarter of 2006.

Salaries and benefit costs declined $1.9 million, or 17% on a linked quarter basis. A decreased bonus accrual for the quarter accounted for a significant portion of the lower compensation costs. Since June 1, 2005, the Company recruited 71 strategic hires, up 12 on a linked quarter basis [59 last time]. Since that time, the Company has opened, staffed, and trained associates for 12 new banking facilities and two mortgage LPOs in Shreveport and Denham Springs. Also during this period, the Company consolidated three bank branch offices [Kaliste Saloom, 19th Street, Washington Plaza] and three mortgage LPO offices [Alexandria, Mandeville, Houma}.

Net income in the fourth quarter of 2006 totaled $8.9 million, up from $7.9 million compared to one year ago and down 10% on a linked quarter basis. Return on average assets (“ROA”) was 1.12% for the fourth quarter of 2006. Similarly, return on average equity (“ROE”) was 11.86%, and return on average tangible equity was 18.15%.

Pending Acquisitions

On July 27, 2006, the Company announced an agreement to acquire Pocahontas Bancorp, Inc. of Jonesboro, Arkansas with total assets of $733 million on September 30, 2006. The Pocahontas transaction is a stock-for-stock exchange. Approximately two weeks later, the Company announced an agreement to acquire Pulaski Investment Corporation of Little Rock, Arkansas with total assets of $493 million on September 30, 2006.

At the times the pending acquisitions were announced, the Company anticipated aggregate one-time merger related costs of $18 million, on a pre-tax basis, in association with the two acquisitions. In the quarter ended September 30, 2006, the Company reported $225,000 in pre-tax one-time merger related costs. In addition, the Company recorded aggregate pre-tax one-time merger related costs of $168,000 ($0.01 per fully diluted share after-tax) and carrying costs associated with trust preferred and equity financing issued in advance of the Pulaski acquisition equal to $0.03 per fully diluted share (on an after-tax basis) during the quarter ended December 31, 2006. The Company anticipates the balance of projected one-time merger related costs and carrying costs of pre-acquisition financing will be incurred in the first and second quarters of 2007. A significant portion of the merger-related costs will be capitalized.

Of the aggregate $18 million in one-time merger related costs, the Company estimated $8 million in severance-related costs, personnel contract payments and employee retention payments, $1 million in miscellaneous write-offs, $5 million in legal, accounting, printing, financing and similar fees, $1 million in technology related expenditures and $3 million in other costs.

A proxy statement was distributed to Pocahontas shareholders and a special meeting of shareholders is set for February 1, 2007 in Jonesboro, Arkansas. Pending shareholder approval, the acquisition is expected to be completed at the close of business on February 1, 2007. An information statement was distributed to Pulaski shareholders and a special meeting of shareholders is set for January 29, 2007. The acquisition is expected to be completed within the next three weeks. Operating systems and branch conversions are expected to be completed over the next three months.

EPS Expectations For 2006 And 2007

On October 17, 2006, the Company stated its expectations for the full year 2006 EPS to be in the range of $3.57 to $3.62, excluding merger-related costs (including the additional cost of carrying financing incurred in advance of completion of the acquisitions), the cost of adoption of SFAS 123R, and other changes in accounting treatment (such as the change in accounting for derivative instruments in the third quarter of 2006). As indicated in the table below, the Company’s results for 2006 were within the range of previously disclosed guidance.

	2006
	1Q06	2Q06	3Q06	4Q06	Year
Reported EPS	$0.81	$0.89	$0.99	$0.87	$3.57
+ Merger-Related Expense	—	—	0.01	0.01	0.03
+ Impact of Trust Preferred	—	—	—	0.01	0.01
+ Impact of Private Placement	—	—	—	0.02	0.02
+ SFAS 133 Expense/(Income)	—	—	(0.06)	0.00	(0.05)
+ Stock Option Expense	0.00	0.00	0.00	0.01	0.02

EPS - Guidance Basis	$0.82	$0.89	$0.95	$0.93	$3.59

Calculations for totals do not sum due to rounding and the impact of weighted average diluted shares outstanding in the quarterly calculations.

Similarly, the Company stated at the time, a 2007 EPS comfort range of $4.00 to $4.15, excluding the impact of one-time merger-related costs and any changes in accounting treatment. The Company today reaffirmed those expectations for 2007.

The EPS comfort ranges provided today are based on management’s current information, estimates and assumptions. A major assumption is the projected shape of the yield curve in 2006 and 2007 as indicated in forward interest rate curves.

Asset Quality

The Company believes that its asset quality continues to be exceptional. The Company reported net charge-offs totaling $85,000 in the fourth quarter of 2006 compared to $76,000 in the third quarter of 2006. The ratio of net charge-offs to average loans was 0.02% in the fourth quarter, compared to 0.01% or 0.02% in each the preceding three quarters of 2006, and 0.13% one year ago.

The Company believes that it uses a conservative definition of nonperforming assets (“NPAs”.) The Company considers NPAs to include nonaccruing loans, accruing loans more than 90 days past due, foreclosed assets, and other real estate owned. NPAs amounted to $5.0 million at December 31, 2006, equal to 0.16% of total assets compared to $6.0 million, and 0.19% of total assets, at September 30, 2006. Loans past due 30 days or more (including nonaccruing loans) represented 0.37% of total loans, down compared to 0.41% at September 30, 2006. Various segments of the Company’s loan portfolio demonstrated remarkably low levels of loans past due 30 days or more, including indirect automobile (0.90% of loans), consumer (0.76%), business banking (0.58%), mortgage (0.28%), and commercial (0.19%).

As a result of the continued strong asset quality of the loan portfolio and improvements in outstanding credits in the Hurricane Katrina affected areas, the Company recorded a $3.9 million negative provision during the fourth quarter of 2006. By comparison, the Company incurred a $2.4 million negative provision in the third quarter of 2006. The allowance for loan losses was 1.34% at December 31, 2006, compared to 1.56% at September 30, 2006 and 1.98% one year ago. Loan loss reserve coverage of nonperforming loans and nonperforming assets at December 31, 2006 was 10 times and six times, respectively. The Company has folded all remaining loan loss reserves associated with Katrina-related credits into the Company’s general loan loss reserves. On a prospective basis, the Company will no longer segregate Katrina-related credits or reserves.

Capital Position

The Company raised $15 million through a trust preferred securities offering which closed on October 31, 2006. The trust preferred securities qualify as Tier I capital for regulatory purposes and bear an interest rate equal to three-month LIBOR plus a specified percentage. The securities are redeemable by IBERIABANK Corporation in whole or in part after five years, or earlier under certain circumstances. The issuance of the trust preferred securities negatively impacted fourth quarter 2006 pre-tax earnings by $180,000, or $0.01 per fully diluted share on an after-tax basis.

In November 2006, the Company also issued and sold in a private placement to certain institutional and other accredited investors 576,923 shares of common stock, for a total purchase price of $30 million. The sale of common equity negatively impacted fourth quarter 2006 EPS by $0.02 on an after-tax basis. The purpose of the trust preferred securities offering and the private placement was to provide funding for the cash portion of the pending Pulaski acquisition. The Company considers the carrying costs associated with these financings in advance of completion of the acquisitions to be merger-related costs.

Average shareholders’ equity increased $24 million, or 9%, on a linked quarter basis. At December 31, 2006, the Company’s equity-to-assets ratio was 9.98%, compared to 9.00% at September 30, 2006, and 9.24% one year ago. Book value per share increased $2.17, or 7%, during the quarter to $31.07 at December 31, 2006. Similarly, tangible book value per share increased $2.81, or 15%, during the quarter to $21.43.

Tier 1 leverage ratio was 9.01% at December 31, 2006, up 138 basis points compared to 7.63% at September 30, 2006, and 7.65% one year ago. At December 31, 2006, the Company’s Tier 1 risk-based capital ratio was 11.81%, and its total risk-based capital ratio was 13.06%. The elevated capital ratios were the result of receipt of a portion of the acquisition financing in advance of completion of the acquisitions. No shares were purchased by the Company during the fourth quarter of 2006. Approximately 17,000 shares remain to be purchased under the repurchase program authorized on May 4, 2005.

On December 11, 2006, the Company declared a quarterly cash dividend of $0.32 per share, an increase of 14% compared to the same quarter last year. This dividend level equated to an annualized dividend rate of $1.28 per share and an indicated dividend yield of 2.27%. The dividend payout ratio was 36.9% in the fourth quarter of 2006, up compared to 31.4% in the third quarter of 2006.

Based on a closing stock price of $55.95 per share on January 17, 2007, the Company’s common stock traded at a price-to-earnings ratio of 14.0 times current consensus analyst estimates of $3.99 per fully diluted EPS for 2007 and 12.1 times the average analyst 2008 estimate of $4.62. This price also equates to 1.80 times December 31, 2006 book value per share of $31.07.

IBERIABANK Corporation is one of the oldest financial institutions with continuous operations in the State of Louisiana and the second largest Louisiana-based bank holding company. The Company operates 49 offices located in New Orleans, Baton Rouge, Shreveport, Northeast Louisiana, LaPlace, Houma, and the Acadiana and Northshore regions of Louisiana. The Company’s common stock trades on the Nasdaq Global Market under the symbol “IBKC” and the Company’s market capitalization is approximately $580 million.

The following investment firms currently provide equity research coverage on IBERIABANK Corporation:

•	FIG Partners, LLC
•	FTN Midwest Securities Corp.
•	Keefe, Bruyette & Woods
•	Sidoti & Company
•	Stanford Group Company
•	Stephens, Inc.
•	Sterne, Agee & Leach
•	Stifel Nicolaus & Company
•	SunTrust Robinson-Humphrey

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Thursday, January 18, 2007, beginning at 8:00 a.m. Central Time by dialing 1-877-553-5275. The confirmation code for the call is 857714. A replay of the call will be available until midnight Central Time on January 25, 2007 by dialing 1-800-475-6701. The confirmation code for the replay is 857714.

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as our ability to execute our growth strategy, risks relating to the integration of acquired companies that have previously been operated separately, credit risk of our customers, sufficiency of our allowance for loan losses, changes in interest rates, reliance on the services of executive management, competition for loans, deposits and investment dollars, changes in government regulations and legislation, geographic concentration of our markets, rapid changes in the financial services industry, and hurricanes and other adverse weather events. Other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com. All information in this release is as of January 17, 2007. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

In connection with each of the proposed mergers, IBERIABANK Corporation has filed a Registration Statement on Form S-4 that contains a proxy statement/prospectus. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION, BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement/prospectus and other documents containing information about IBERIABANK, Pulaski, and Pocahontas without charge, at the SEC’s web site at HTTP://www.sec.gov. Copies of the proxy statement/prospectus and the SEC filings that are incorporated by reference in the proxy statement/prospectus may also be obtained for free by directing a request to: Investor Relations-12th Floor, IBERIABANK Corporation, 200 West Congress Street, Lafayette, LA, 70501, Phone: (337) 521-4788, Fax: (337) 521-4021 or to Dwayne Powell, President and CEO, Pocahontas Bancorp, Inc., 1700 East Highland Drive, Jonesboro, AR 72401, Phone: (870) 802-1700, Fax: (870) 802-5945 or to Robert C. Magee, President, Pulaski Investment Corporation, 5800 “R” Street, Little Rock, AR 72207, Phone: (501) 661-7729, Fax: (501) 661-7861.

This press release may be deemed to be solicitation material in respect to the proposed acquisitions by IBERIABANK Corporation of Pulaski Investment Corporation and Pocahontas Bancorp, Inc.

This communication is not an offer to purchase shares of Pulaski or Pocahontas common stock, nor is it an offer to sell shares of IBERIABANK Corporation common stock which may be issued in any proposed merger with Pulaski or Pocahontas. Any issuance of IBERIABANK Corporation common stock in any proposed merger with Pulaski or Pocahontas would have to be registered under the Securities Act of 1933, as amended and such IBERIABANK Corporation common stock would be offered only by means of a prospectus complying with the Act.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended December 31,			For The Quarter Ended September 30,
	2006	2005	% Change	2006	% Change
Income Data (in thousands):
Net Interest Income	$22,421	$21,933	2%	$23,926	(6)%
Net Interest Income (TE) (1)	23,390	22,795	3%	24,810	(6)%
Net Income	8,915	7,913	13%	9,879	(10)%

Per Share Data:
Net Income - Basic	$0.93	$0.86	8%	$1.06	(12)%
Net Income - Diluted	0.87	0.80	9%	0.99	(12)%

Book Value	31.07	27.60	13%	28.90	7%
Tangible Book Value (2)	21.43	17.07	26%	18.62	15%
Cash Dividends	0.32	0.28	14%	0.32	—

Number of Shares Outstanding:
Basic Shares (Average)	9,618,665	9,219,266	4%	9,337,060	3%
Diluted Shares (Average)	10,214,019	9,857,989	4%	9,932,163	3%
Book Value Shares (Period End) (3)	10,286,431	9,548,812	8%	9,697,731	6%

Key Ratios: (4)
Return on Average Assets	1.12%	1.13%		1.30%
Return on Average Equity	11.86%	12.03%		14.30%
Return on Average Tangible Equity (2)	18.15%	20.07%		22.90%
Net Interest Margin (TE) (1)	3.20%	3.57%		3.54%
Efficiency Ratio	70.0%	59.2%		62.8%
Tangible Efficiency Ratio (TE) (1) (2)	66.0%	56.0%		59.7%
Average Loans to Average Deposits	91.6%	87.5%		88.8%
Nonperforming Assets to Total Assets (5)	0.16%	0.21%		0.19%
Allowance for Loan Losses to Loans	1.34%	1.98%		1.56%
Net Charge-offs to Average Loans	0.02%	0.13%		0.01%
Average Equity to Average Total Assets	9.47%	9.40%		9.07%
Tier 1 Leverage Ratio	9.01%	7.65%		7.63%
Dividend Payout Ratio	36.9%	33.8%		31.4%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(3)	Shares used for book value purposes exclude shares held in treasury at the end of the period.
(4)	All ratios are calculated on an annualized basis for the period indicated.
(5)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and repossessed assets.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	December 31,			September 30, 2006
	2006	2005	% Change
BALANCE SHEET (End of Period)
ASSETS
Cash and Due From Banks	$51,078	$66,697	(23.4)%	$58,516
Interest-bearing Deposits in Banks	33,827	60,103	(43.7)%	12,550

Total Cash and Equivalents	84,905	126,800	(33.0)%	71,066
Investment Securities Available for Sale	558,832	543,495	2.8%	576,634
Investment Securities Held to Maturity	22,520	29,087	(22.6)%	24,023

Total Investment Securities	581,352	572,582	1.5%	600,657
Mortgage Loans Held for Sale	54,273	10,515	416.2%	20,055
Loans, Net of Unearned Income	2,234,002	1,918,516	16.4%	2,173,484
Allowance for Loan Losses	(29,922)	(38,082)	(21.4)%	(33,954)

Loans, net	2,204,080	1,880,434	17.2%	2,139,530
Premises and Equipment	71,007	55,010	29.1%	68,231
Goodwill and Acquisition Intangibles	99,070	100,576	(1.5)%	99,727
Mortgage Servicing Rights	42	96	(55.9)%	53
Other Assets	108,317	106,579	1.6%	112,945

Total Assets	$3,203,046	$2,852,592	12.3%	$3,112,264

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$354,961	$350,065	1.4%	$348,023
Interest-bearing Deposits	2,067,621	1,892,891	9.2%	2,057,814

Total Deposits	2,422,582	2,242,956	8.0%	2,405,837
Short-term Borrowings	100,000	745	13315.3%	80,500
Securities Sold Under Agreements to Repurchase	102,605	68,104	50.7%	88,827
Long-term Debt	236,997	250,212	(5.3)%	234,265
Other Liabilities	21,311	27,006	(21.1)%	22,576

Total Liabilities	2,883,495	2,589,023	11.4%	2,832,005
Total Shareholders’ Equity	319,551	263,569	21.2%	280,259

Total Liabilities and Shareholders’ Equity	$3,203,046	$2,852,592	12.3%	$3,112,264

	For The Three Months Ended December 31,			For The Twelve Months Ended December 31,
	2006	2005	% Change	2006	2005	% Change
INCOME STATEMENT
Interest Income	$44,266	$35,735	23.9%	$165,292	$135,248	22.2%
Interest Expense	21,845	13,802	58.3%	73,770	50,450	46.2%

Net Interest Income	22,421	21,933	2.2%	91,522	84,798	7.9%
Provision for Loan Losses	(3,947)	625	(731.5)%	(7,803)	17,069	(145.7)%

Net Interest Income After Provision for Loan Losses	26,368	21,308	23.7%	99,325	67,729	46.6%
Service Charges	3,498	3,027	15.6%	13,167	13,427	(1.9)%
ATM / Debit Card Fee Income	913	776	17.6%	3,429	2,709	26.6%
BOLI Cash Surrender Value Income	537	508	5.6%	2,085	1,979	5.3%
Gain (Loss) on Sale of Loans, net	(460)	526	(187.5)%	745	2,497	(70.2)%
Other Gains (Losses)	(1,814)	553	(428.1)%	(3,984)	787	(606.5)%
Derivative Gains (Losses) on Swaps	(75)	—	—	803	—	—
Net Cash Settlements on Swaps	153	—	—	527	—	—
Other Noninterest Income	1,899	1,284	47.9%	6,678	4,742	40.8%

Total Noninterest Income	4,651	6,674	(30.3)%	23,450	26,141	(10.3)%
Salaries and Employee Benefits	9,536	9,507	0.3%	40,023	33,973	17.8%
Occupancy and Equipment	2,400	2,252	6.6%	9,445	8,319	13.5%
Amortization of Acquisition Intangibles	269	299	(9.9)%	1,118	1,207	(7.4)%
Other Noninterest Expense	6,755	4,885	38.3%	22,541	20,939	7.7%

Total Noninterest Expense	18,960	16,943	11.9%	73,127	64,438	13.5%
Income Before Income Taxes	12,059	11,039	9.2%	49,648	29,432	68.7%
Income Taxes	3,144	3,126	0.6%	13,953	7,432	87.7%

Net Income	$8,915	$7,913	12.7%	$35,695	$22,000	62.3%

Earnings Per Share, diluted	$0.87	$0.80	8.7%	$3.57	$2.24	59.3%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Quarter Ended
	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005
BALANCE SHEET (Average)
ASSETS
Cash and Due From Banks	$49,304	$49,863	$53,353	$59,721	$60,488
Interest-bearing Deposits in Banks	18,661	11,415	44,704	53,684	29,371
Investment Securities	608,489	619,057	648,391	616,041	560,583
Mortgage Loans Held for Sale	22,398	17,166	11,691	9,566	12,987
Loans, Net of Unearned Income	2,204,048	2,089,350	1,989,875	1,931,788	1,895,970
Allowance for Loan Losses	(33,899)	(35,642)	(38,581)	(38,214)	(38,070)
Other Assets	279,359	271,198	263,180	254,909	256,076

Total Assets	$3,148,360	$3,022,407	$2,972,613	$2,887,495	$2,777,405

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$342,374	$334,453	$331,272	$336,616	$334,840
Interest-bearing Deposits	2,064,653	2,018,469	2,029,683	1,947,889	1,831,262

Total Deposits	2,407,027	2,352,922	2,360,955	2,284,505	2,166,102
Short-term Borrowings	77,978	43,101	3,399	751	16,913
Securities Sold Under Agreements to Repurchase	98,216	96,942	76,440	66,371	59,654
Long-term Debt	243,573	238,058	243,462	247,235	255,047
Other Liabilities	23,296	17,240	19,117	20,543	18,624

Total Liabilities	2,850,090	2,748,263	2,703,373	2,619,405	2,516,340
Total Shareholders’ Equity	298,270	274,144	269,240	268,090	261,065

Total Liabilities and Shareholders’ Equity	$3,148,360	$3,022,407	$2,972,613	$2,887,495	$2,777,405

	2006				2005
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
INCOME STATEMENT
Interest Income	$44,266	$43,645	$39,893	$37,488	$35,735
Interest Expense	21,845	19,719	17,138	15,068	13,802

Net Interest Income	22,421	23,926	22,755	22,420	21,933
Provision for Loan Losses	(3,947)	(2,389)	(1,902)	435	625

Net Interest Income After Provision for Loan Losses	26,368	26,315	24,657	21,985	21,308
Total Noninterest Income	4,651	7,275	5,258	6,266	6,674
Total Noninterest Expense	18,960	19,591	17,462	17,114	16,943

Income Before Income Taxes	12,059	13,999	12,453	11,137	11,039
Income Taxes	3,144	4,120	3,598	3,091	3,126

Net Income	$8,915	$9,879	$8,855	$8,046	$7,913

Earnings Per Share, basic	$0.93	$1.06	$0.95	$0.87	$0.86

Earnings Per Share, diluted	$0.87	$0.99	$0.89	$0.81	$0.80

Book Value Per Share	$31.07	$28.90	$27.56	$27.70	$27.60

Return on Average Assets	1.12%	1.30%	1.19%	1.13%	1.13%
Return on Average Equity	11.86%	14.30%	13.19%	12.17%	12.03%
Return on Average Tangible Equity	18.15%	22.90%	21.44%	19.92%	20.07%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

	December 31,			September 30, 2006
	2006	2005	% Change
LOANS RECEIVABLE
Residential Mortgage Loans:
Residential 1-4 Family	$431,585	$430,111	0.3%	$472,499
Construction	45,285	30,611	47.9%	38,336

Total Residential Mortgage Loans	476,870	460,722	3.5%	510,835
Commercial Loans:
Real Estate	750,051	545,868	37.4%	680,300
Business	461,048	376,966	22.3%	443,743

Total Commercial Loans	1,211,099	922,834	31.2%	1,124,043
Consumer Loans:
Indirect Automobile	228,301	229,646	(0.6)%	227,315
Home Equity	233,885	230,363	1.5%	233,304
Automobile	24,179	23,372	3.5%	23,795
Credit Card Loans	8,829	8,433	4.7%	8,387
Other	50,839	43,146	17.8%	45,805

Total Consumer Loans	546,033	534,960	2.1%	538,606

Total Loans Receivable	2,234,002	1,918,516	16.4%	2,173,484

Allowance for Loan Losses	(29,922)	(38,082)		(33,954)

Loans Receivable, Net	$2,204,080	$1,880,434		$2,139,530

	December 31,			September 30, 2006
	2006	2005	% Change
ASSET QUALITY DATA
Nonaccrual Loans	$2,701	$4,773	(43.4)%	$2,904
Foreclosed Assets	8	54	(85.6)%	24
Other Real Estate Owned	2,000	203	886.2%	1,153
Accruing Loans More Than 90 Days Past Due	310	1,003	(69.1)%	1,873

Total Nonperforming Assets (1)	$5,019	$6,033	(16.8)%	$5,954

Nonperforming Assets to Total Assets (1)	0.16%	0.21%	(25.9)%	0.19%
Nonperforming Assets to Total Loans and OREO (1)	0.22%	0.31%	(28.6)%	0.27%
Allowance for Loan Losses to Nonperforming Loans (1)	993.7%	659.3%	50.7%	710.8%
Allowance for Loan Losses to Nonperforming Assets (1)	596.2%	631.3%	(5.6)%	570.3%
Allowance for Loan Losses to Total Loans	1.34%	1.98%	(32.5)%	1.56%
Year to Date Charge-offs	$2,621	$5,541	(52.7)%	$2,031
Year to Date Recoveries	$2,264	$1,895	19.5%	$1,759

(1)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets.

	December 31,			September 30, 2006
	2006	2005	% Change
DEPOSITS
Noninterest-bearing Demand Accounts	$354,961	$350,065	1.4%	$348,023
NOW Accounts	628,541	575,379	9.2%	632,273
Savings and Money Market Accounts	588,202	554,731	6.0%	613,938
Certificates of Deposit	850,878	762,781	11.5%	811,603

Total Deposits	$2,422,582	$2,242,956	8.0%	$2,405,837

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	December 31, 2006		December 31, 2005
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$510,751	5.69%	$453,196	5.42%
Commercial Loans (TE) (1)	1,151,288	6.62%	899,754	6.03%
Consumer and Other Loans	542,009	7.34%	543,020	6.95%

Total Loans	2,204,048	6.58%	1,895,970	6.14%
Mortgage Loans Held for Sale	22,398	6.46%	12,987	5.83%
Investment Securities (TE) (1)(2)	618,482	4.88%	565,195	4.48%
Other Earning Assets	42,285	4.99%	54,402	4.17%

Total Earning Assets	2,887,213	6.20%	2,528,554	5.73%
Allowance for Loan Losses	(33,899)		(38,070)
Nonearning Assets	295,046		286,921

Total Assets	$3,148,360		$2,777,405

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$616,664	2.65%	$557,462	1.81%
Savings and Money Market Accounts	611,171	2.52%	525,439	1.50%
Certificates of Deposit	836,818	4.22%	748,361	3.22%

Total Interest-bearing Deposits	2,064,653	3.25%	1,831,262	2.29%
Short-term Borrowings	176,194	4.03%	76,567	2.13%
Long-term Debt	243,573	5.04%	255,047	4.28%

Total Interest-bearing Liabilities	2,484,420	3.48%	2,162,876	2.52%
Noninterest-bearing Demand Deposits	342,374		334,840
Noninterest-bearing Liabilities	23,296		18,624

Total Liabilities	2,850,090		2,516,340
Shareholders’ Equity	298,270		261,065

Total Liabilities and Shareholders’ Equity	$3,148,360		$2,777,405

Net Interest Spread	$22,421	2.72%	$21,933	3.21%
Tax-equivalent Benefit	969	0.13%	862	0.13%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$23,390	3.20%	$22,795	3.57%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Twelve Months Ended
	December 31, 2006		December 31, 2005
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$485,642	5.56%	$438,515	5.37%
Commercial Loans (TE) (1)	1,034,492	6.65%	862,799	5.74%
Consumer and Other Loans	534,475	7.19%	538,761	6.81%

Total Loans	2,054,609	6.53%	1,840,075	5.96%
Mortgage Loans Held for Sale	15,246	6.51%	12,866	5.51%
Investment Securities (TE) (1)(2)	633,270	4.75%	574,832	4.44%
Other Earning Assets	53,268	4.83%	49,773	3.73%

Total Earning Assets	2,756,393	6.09%	2,477,546	5.56%
Allowance for Loan Losses	(36,570)		(27,908)
Nonearning Assets	288,651		267,425

Total Assets	$3,008,474		$2,717,063

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$623,211	2.48%	$558,705	1.65%
Savings and Money Market Accounts	589,137	2.05%	480,836	1.28%
Certificates of Deposit	803,154	3.81%	727,666	2.91%

Total Interest-bearing Deposits	2,015,502	2.88%	1,767,207	2.07%
Short-term Borrowings	116,165	3.32%	143,100	2.34%
Long-term Debt	243,058	4.77%	245,561	4.20%

Total Interest-bearing Liabilities	2,374,725	3.10%	2,155,868	2.33%
Noninterest-bearing Demand Deposits	336,190		283,396
Noninterest-bearing Liabilities	20,049		16,170

Total Liabilities	2,730,964		2,455,434
Shareholders’ Equity	277,510		261,629

Total Liabilities and Shareholders’ Equity	$3,008,474		$2,717,063

Net Interest Spread	$91,522	2.99%	$84,798	3.23%
Tax-equivalent Benefit	3,544	0.13%	3,283	0.13%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$95,066	3.42%	$88,081	3.54%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION TABLE

(dollars in thousands)

	For The Three Months Ended
	12/31/2006	9/30/2006	12/31/2005
Net Interest Income	$22,421	$23,926	$21,933
Effect of Tax Benefit on Interest Income	969	884	862

Net Interest Income (TE) (1)	23,390	24,810	22,795

Noninterest Income	4,651	7,275	6,674
Effect of Tax Benefit on Noninterest Income	289	282	274

Noninterest Income (TE) (1)	4,940	7,557	6,948

Total Revenues (TE) (1)	$28,330	$32,367	$29,743

Total Noninterest Expense	$18,960	$19,591	$16,943
Less Intangible Amortization Expense	(269)	(276)	(299)

Tangible Operating Expense (2)	$18,691	$19,315	$16,644

Return on Average Equity	11.86%	14.30%	12.03%
Effect of Intangibles (2)	6.29%	8.60%	8.04%

Return on Average Tangible Equity (2)	18.15%	22.90%	20.07%

Efficiency Ratio	70.0%	62.8%	59.2%
Effect of Tax Benefit Related to Tax Exempt Income	(3.1)%	(2.3)%	(2.2)%

Efficiency Ratio (TE) (1)	66.9%	60.5%	57.0%
Effect of Amortization of Intangibles	(0.9)%	(0.8)%	(1.0)%

Tangible Efficiency Ratio (TE) (1) (2)	66.0%	59.7%	56.0%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.